Exhibit 10.32

FATE THERAPEUTICS, INC.

SEVERANCE AND CHANGE IN CONTROL POLICY

Adopted EFFECTIVE JANUARY 14, 2018

The purpose of this Severance and Change in Control Policy (the “Policy”) of Fate Therapeutics, Inc. (the “Company”) is to provide certain senior management employees of the Company with certain compensation and benefits in the event of a termination of employment without Cause (as defined below) or for Good Reason (as defined below), under the terms and conditions described in this Policy.

1.	Termination Not in Connection with a Sale Event

If the employment of an Eligible Employee (as defined below) is terminated by the Company without Cause (as defined below) or the Eligible Employee resigns for Good Reason (as defined below) at any time following the first anniversary of the Eligible Employee’s first day of employment with the Company, then subject to such Eligible Employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company, such Eligible Employee shall be entitled to receive the following benefits:

•

Acceleration of the time-based vesting provisions of outstanding stock options and other equity awards in which the employee would have vested if he or she had remained employed for an additional nine (9) months following the date of termination; provided, however, that for avoidance of doubt, for any equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price or market capitalization) and a time-based vesting provision or any equity award that vests solely upon the achievement of a performance-based vesting condition, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination; and

•

Payment of (a) severance in a lump sum in the amount set forth below and (b) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Severance (Amount of Base Salary)	Benefits Continuation
9 months	9 months

2.	Termination in Connection with a Sale Event

If the employment of an Eligible Employee is terminated by the Company (or its successor) without Cause or such Eligible Employee resigns for Good Reason, in either case within three months prior to or one year after the closing of a Sale Event (as defined in the Company’s 2013 Stock Option and Incentive Plan, as may be amended from time to time), then subject to such Eligible Employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer, such Eligible Employee shall be entitled to receive the following benefits:

•

Full acceleration of the time-based vesting provisions of outstanding stock options and other equity awards; provided, however, that for avoidance of doubt, for any equity award that includes both a performance-based vesting condition (which would include the achievement of a certain stock price or market capitalization) and a time-based vesting provision or any equity award that vests solely upon the achievement of a performance-based vesting condition, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the date of termination; and

•

Payment of (a) severance in a lump sum in the amount set forth below, (b) target bonus in the amount set forth below and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Severance (Base Salary)	Bonus	Benefits Continuation
12 months	1x bonus target	12 months

For the avoidance of doubt, an Eligible Employee shall be eligible to receive benefits pursuant to only one of either Section 1 or Section 2 of this Policy (depending on whether such Eligible Employee’s termination without Cause or resignation for Good Reason occurs within three months prior to or one year after the closing of a Sale Event), but not both.

3.	Additional Limitation

Anything in the Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of any Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced to the extent necessary so that no portion of the Aggregate Payments would be subject to the excise tax.  In such event, the Aggregate

Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

4.	Definitions.
(a)

“Cause” shall mean (i) the employee’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the employee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the employee were retained in the employee’s position; (iv) the employee’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the employee by the Company; (v) the employee’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) the employee’s material violation of any provision of any agreement(s) between the employee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(b)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(c)

“Eligible Employees” shall mean the senior management employees of the Company designated by the Committee as eligible to receive benefits under this Policy, whose names are set forth on Exhibit A attached hereto, as amended from time to time.

(d)

“Good Reason” shall mean (i) a material diminution in the employee’s responsibilities, authority or duties; (ii) a material diminution in the employee’s base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated service providers of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which the employee provides services to the Company, in each case so long as the employee provides at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and the employee terminates his or her employment within 30 days after the end of such cure period.

5.	General Terms and Conditions.
(a)

The amounts payable pursuant to this Policy shall be paid or commence to be paid within 60 days following the date of termination of employment; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)

This Policy shall be administered by the Committee, and the Committee shall have the power and authority to interpret the terms and provisions of this Policy, to make all determinations it deems advisable for the administration of this Policy, to decide all disputes arising in connection with this Policy and to otherwise supervise administration of this Policy.  The Committee retains the right to amend, revise, change or end this Policy at any point in the future; provided that the Committee may not amend or end the Policy during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (i) 12 months after a Sale Event and (ii) the termination of the definitive agreement without the consummation of a Sale Event.  This Policy does not change the “at-will” employment status of any employee.

(c)

In the event an Eligible Employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits in the aggregate than set forth in this Policy, such Eligible Employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this Policy.

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